Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor/Media Contact:

Deborah Loeb Bohren
212-476-3552

WELLCHOICE, INC. REPORTS

THIRD QUARTER 2004 RESULTS

•	Third quarter 2004 net income of $61.9 million, or $0.74 per diluted share, $0.01 over guidance and $0.02 above the Thomson/First Call Mean

•	Commercial managed care membership, excluding NYC and NYS PPO, increased by 238,000 members, or 10.3%, to 2,539,000 since year-end 2003

•	Commercial managed care membership, excluding NYC and NYS PPO, increased sequentially by 60,000 members, or 2.4%, for the third quarter 2004

•	Total corporate membership increased by 177,000 members, or 3.7%, to 4,931,000 since year-end 2003

•	Full-year 2004 earnings guidance raised to a range of $2.93 to $2.96 per diluted share, from a range of $2.90 to $2.94

•	Full-year 2005 earnings are expected to be in the range of $3.35 to $3.41 per diluted share based on 84.3 million average shares outstanding

New York, NY (October 27, 2004) — WellChoice, Inc. (NYSE: WC) today reported results for the quarter ended September 30, 2004.

WellChoice reported net income for the third quarter 2004 of $61.9 million, or $0.74 per diluted share, and for the nine months ended September 30, 2004, of $186.6 million, or $2.23 per diluted share. The third quarter results exceed both the company’s guidance range and analyst expectations.

“We are pleased with our financial performance this quarter which was driven by significant growth in our core managed care products as well as by our continued focus on controlling administrative expenses,” said Michael A. Stocker, M.D., President and Chief Executive Officer of WellChoice. “We expect to add over 100,000 new national account members as of January 2005 and we are confident that our new consumer directed product and our innovative 360o Health services program will allow us to maintain and expand our leadership position in all of our markets.”

“Our third quarter 2004 results exceeded our expectations due to good enrollment growth and strong underwriting margins,” said John W. Remshard, Senior Vice President and Chief Financial Officer of WellChoice. “Our third quarter performance is in line with our 2004 financial goals, and puts us on a path to achieve our growth expectations for 2005.”

Compared to December 31, 2003, enrollment in the Commercial Managed Care segment, excluding New York State and New York City PPO membership, increased by 10.3% as of September 30, 2004. Membership in the entire Commercial Managed Care segment increased by 6.1% to 4,355,000 since December 31, 2003. Membership in the Other Insurance Products and Services segment, which includes indemnity and individual products, declined by 11.1% since December 31, 2003. Total membership at September 30, 2004, was 4,931,000, an increase of 3.7% since December 31, 2003. Self-funded membership grew 11.9% since December 31, 2003, to 1,942,000 as of September 30, 2004, and now accounts for 39.4% of overall membership, an increase of 290 basis points over the prior year-end.

Total revenues for the nine months ended September 30, 2004, were $4.34 billion compared to $4.01 billion for the nine months ended September 30, 2003. Administrative service fees increased $37.2 million to $373.5 million. Insured premiums were $3.9 billion for the nine months ended September 30, 2004, compared to $3.6 billion in the nine months of last year. The overall medical loss ratio was 86.1% in the nine months ended September 30, 2004, an 80 basis point increase compared to the nine months ended September 30, 2003. Compared to the nine months ended September 30, 2003, administrative expenses increased by $16.1 million to $676.7 million in the nine months ended September 30, 2004.

Total revenues for the third quarter 2004 were $1.45 billion compared to $1.34 billion for the third quarter last year. Insured premiums were $1.31 billion compared to $1.21 billion in the third quarter last year. Administrative service fees increased $14.6 million to $128.4 million. The overall medical loss ratio was 86.0% in the third quarter 2004, a 160 basis point increase compared to the third quarter last year. Administrative expenses decreased by $2.9 million to $228.6 million in the third quarter 2004 compared to the prior year third quarter.

Cash flow from operating activities was $214.0 million for the nine months ended September 30, 2004. The Company experienced net positive prior period reserve development of $1.2 million for the third quarter 2004 for its prospectively rated business. Days claims payable was 55.9 days as of the third quarter 2004.

EARNINGS OUTLOOK

WellChoice is raising its earnings guidance for 2004 from a range of $2.90 to $2.94 to a range of $2.93 to $2.96 per diluted share based on 83.9 million weighted average shares outstanding. In addition, the company is reconfirming its 2004 guidance for core commercial managed care membership growth in the range of 9% to 11% and total corporate membership growth in the range of 3% to 4%.

For the full year 2005 we expect earnings to be in the range of $3.35 to $3.41 per diluted share based on 84.3 million average shares outstanding.

About WellChoice

WellChoice, Inc. is the parent company of the largest health insurer in the State of New York based on PPO and HMO membership. WellChoice, through its Empire Blue Cross Blue Shield subsidiaries, has the exclusive right to use the Blue Cross and Blue Shield names and marks in 10 downstate New York counties and one or both of these names and marks in selected counties in upstate New York. WellChoice offers a broad portfolio of products, including managed care and traditional indemnity products, and has a broad customer base including large group, middle-market and small group, individual, and national accounts. Additional information on WellChoice can be found at www.wellchoice.com.

Conference Call and Webcast

The Company will host a conference call and webcast today at 5:30 PM (EST) to review these results, as well as to discuss the outlook for 2004 and 2005. The conference call can be accessed domestically by dialing 1-800-784-3697. International participants dial 1-706-643-1656. Please ask for reference number 211144, 10 minutes prior to the start of the call. An audio replay of the call will be available for seven days following the conference call. To access the replay, please dial 1-800-642-1687 and enter reference number 211144. International callers can access the replay by dialing 1-706-645-9291 and enter reference number 211144.

Investors, analysts and the general public are also invited to listen to the conference call over the Internet by visiting WellChoice’s web site at www.wellchoice.com. Financial, statistical and other information related to the conference call will also be available on the site.

Cautionary Statement

Some of the information contained in this press release is forward-looking, including statements relating to future financial or business results. Forward-looking information is based on management’s estimates, assumptions and projections and is subject to significant uncertainties and other factors, many of which are beyond the company’s control. Important risk factors could cause future results to differ materially from those estimated by management. Those risks and uncertainties include but are not limited to: our ability to accurately predict health care costs and to manage those costs through underwriting criteria, quality initiatives and medical management; product design and negotiation of favorable provider reimbursement rates; our ability to maintain or increase our premium rates; possible reductions in enrollment in our health insurance programs or changes in membership; the regional concentration of our business in the New York metropolitan area and the effects of economic downturns in that region or generally; future bio-terrorist activity or other potential public health epidemics; the impact of health care reform and other regulatory matters; the outcome of litigation; and the potential loss of our New York City account. For a more detailed discussion of these and other important factors that may materially affect WellChoice, please see the company’s filings with the Securities and Exchange Commission, including the discussion of risk factors and historical results of operations and financial condition in its Annual Report on Form 10-K for the year ended December 31, 2003, as amended, its Quarterly Report on Form 10-Q for the period ended March 31, 2004, as amended, its Quarterly Report on Form 10-Q for the period ended June 30, 2004, and its Quarterly Report on Form 10-Q for the period ended September 30, 2004 to be filed with the Commission this afternoon.

EXHIBIT A

WellChoice, Inc.

Membership

	September 30,		June 30, 2004	December 31, 2003
(In thousands)	2004	2003
Products and services:
Commercial managed care:
Group PPO, HMO, EPO and other (1)(2)	2,539	2,278	2,479	2,301
New York City and New York State PPO	1,816	1,802	1,815	1,805

Total commercial managed care	4,355	4,080	4,294	4,106
Other insurance products and services:
Indemnity	365	498	373	428
Individual	211	222	213	220

Total other insurance products and services	576	720	586	648
Overall total	4,931	4,800	4,880	4,754

Customers:
Large group	2,975	2,927	2,945	2,931
Small group and middle market	463	433	455	444
Individuals	266	273	266	269
National accounts	1,227	1,167	1,214	1,110

Overall total	4,931	4,800	4,880	4,754

Funding type:
Commercial managed care:
Insured	2,659	2,595	2,644	2,620
Self-funded	1,696	1,485	1,650	1,486

Total commercial managed care	4,355	4,080	4,294	4,106

Other insurance products and services:
Insured	330	420	335	398
Self-funded	246	300	251	250

Total other insurance products and services	576	720	586	648

Overall total	4,931	4,800	4,880	4,754

(1)	Our HMO product includes Medicare+Choice. As of September 30, 2004, September 30 2003, June 30, 2004 and December 31, 2003, we had approximately 56,000 members, 51,000 members, 54,000 members and 50,000 members, respectively, enrolled in Medicare+Choice.
(2)	“Other” consists of point of service (“POS”) members and our members enrolled in dental only coverage.

EXHIBIT B

WellChoice, Inc.

Consolidated Statements of Income

	Three Months Ended September 30,
($ in millions, except share and per share data)	2004	2003
Revenue:
Premiums earned	$1,305.9	$1,209.3
Administrative service fees	128.4	113.8
Investment income, net	16.7	16.7
Other income (expense), net	—	(0.5)

Total revenue	1,451.0	1,339.3

Expenses:
Cost of benefits provided	1,122.6	1,020.3
Administrative expenses	228.6	231.5

Total expenses	1,351.2	1,251.8
Income before income taxes	99.8	87.5
Income tax expense	37.9	35.4

Net income	$61.9	$52.1

Basic and diluted earnings per common share	$0.74	$0.62
Shares used to compute basic earnings per common share, based on weighted average shares outstanding	83,559,141	83,490,478

Shares used to compute diluted earnings per common share based on weighted average shares outstanding	83,908,346	83,490,478
Additional data:
Medical loss ratio (1)	86.0%	84.4%
Administrative expense ratio (2)	15.9%	17.5%

(1)	Medical loss ratio represents cost of benefits provided as a percentage of premiums earned.
(2)	Administrative expense ratio represents administrative expense as a percentage of premiums earned and administrative service fees. As presented, our administrative expense ratio does not take into account a significant portion of our activity generated by self-funded, or ASO, business, which, at September 30, 2004, represented approximately 39.4% of total membership. Therefore, in the following table, we provide the information needed to calculate the administrative expense ratio on a “premium equivalent” basis because that ratio measures administrative expenses relative to the entire volume of insured and self-funded business serviced by us and is commonly used in the health insurance industry to compare operating efficiency among companies. Administrative expense ratio on a premium equivalent basis is calculated by dividing administrative expenses by “premium equivalents” for the relevant periods. Premium equivalents is the sum of premium earned, administrative service fees and the amount of paid claims attributable to our self-funded business pursuant to which we provide a range of customer services, including claims administration, billing and membership services. Claims paid for our self-funded health business is not our revenue. The premium equivalents for the years indicated were as follows:

Premium Equivalents Table:

	Three Months Ended September 30,
	2004	2003
Revenue:
Premiums earned	$1,305.9	$1,209.3
Administrative service fees	128.4	113.8
Claims paid for our self-funded health business	971.1	775.9

Premium equivalents	$2,405.4	$2,099.0

EXHIBIT C

WellChoice, Inc.

Consolidated Statements of Income

	Nine Months Ended September 30,
($ in millions, except share and per share data)	2004	2003
Revenue:
Premiums earned	$3,915.1	$3,622.9
Administrative service fees	373.5	336.3
Investment income, net	50.8	45.9
Other income, net	0.2	0.8

Total revenue	4,339.6	4,005.9

Expenses:
Cost of benefits provided	3,371.7	3,089.4
Administrative expenses	676.7	660.6

Total expenses	4,048.4	3,750.0
Income before income taxes	291.2	255.9
Income tax expense	104.6	107.3

Net income	$186.6	$148.6

Basic and diluted earnings per common share	$2.23	$1.78
Shares used to compute basic earnings per common share, based on weighted average shares outstanding	83,514,673	83,490,478
Shares used to compute diluted earnings per common share, based on weighted average shares outstanding	83,832,419	83,490,478
Additional data:
Medical loss ratio (1)	86.1%	85.3%
Administrative expense ratio (2)	15.8%	16.7%

(1)	Medical loss ratio represents cost of benefits provided as a percentage of premiums earned.
(2)	Administrative expense ratio represents administrative expense as a percentage of premiums earned and administrative service fees. As presented, our administrative expense ratio does not take into account a significant portion of our activity generated by self-funded, or ASO, business, which, at September 30, 2004, represented approximately 39.4% of total membership. Therefore, in the following table, we provide the information needed to calculate the administrative expense ratio on a “premium equivalent” basis because that ratio measures administrative expenses relative to the entire volume of insured and self-funded business serviced by us and is commonly used in the health insurance industry to compare operating efficiency among companies. Administrative expense ratio on a premium equivalent basis is calculated by dividing administrative expenses by “premium equivalents” for the relevant periods. Premium equivalents is the sum of premium earned, administrative service fees and the amount of paid claims attributable to our self-funded business pursuant to which we provide a range of customer services, including claims administration, billing and membership services. Claims paid for our self-funded health business is not our revenue. The premium equivalents for the years indicated were as follows:

Premium Equivalents Table:

	Nine Months Ended September 30,
	2004	2003
Revenue:
Premiums earned	$3,915.1	$3,622.9
Administrative service fees	373.5	336.3
Claims paid for our self-funded health business	2,683.6	2,153.8

Premium equivalents	$6,972.2	$6,113.0

EXHIBIT D

WellChoice, Inc.

Consolidated Balance Sheets

($ in millions, except share and per share data)	September 30, 2004	December 31, 2003
Assets
Investments:
Fixed maturities, at fair value (amortized cost: $1,289.2 and $1,036.7)	$1,287.1	$1,037.2
Marketable equity securities, at fair value (cost: $47.0 and $52.9)	48.6	60.4
Short-term investments	178.0	232.5
Other long-term equity investments	32.9	31.7

Total investments	1,546.6	1,361.8
Cash and cash equivalents	696.9	697.5

Total investments and cash and cash equivalents	2,243.5	2,059.3
Receivables:
Billed premiums, net	106.5	92.4
Accrued premiums	315.5	285.8
Other amounts due from customers, net	104.5	107.1
Miscellaneous, net	93.3	84.1

Total receivables	619.8	569.4
Property, equipment and information systems, net	106.6	113.5
Deferred taxes, net	170.4	216.5
Other	98.4	84.3

Total assets	$3,238.7	$3,043.0

Liabilities and stockholders’ equity
Liabilities:
Unpaid claims and claims adjustment expense	$681.6	$609.5
Unearned premium income	98.3	134.2
Accounts payable and accrued expenses	73.7	104.5
Group and other contract liabilities	258.8	226.0
Other	506.5	536.5

Total liabilities	1,618.9	1,610.7
Stockholders’ equity:
Common stock, $0.01 per share value, 225,000,000 shares
Authorized; 2004-84,005,079, 2003-83,676,446 shares issued and Outstanding	0.8	0.8
Class B common stock, $0.01 per share value, one share authorized; one share issued and outstanding	—	—
Preferred stock, $0.01 per share value, 25,000,000 shares authorized; none issued and outstanding	—	—
Additional paid-in capital	1,273.6	1,262.2
Retained earnings	349.1	162.5
Unearned restricted stock compensation	(12.6)	(6.0)
Accumulated other comprehensive income	8.9	12.8

Total stockholders’ equity	1,619.8	1,432.3
Total liabilities and stockholders’ equity	$3,238.7	$3,043.0

EXHIBIT E

WellChoice, Inc.

Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
($ in millions)	2004	2003
Cash flows from operating activities:
Net income	$186.6	$148.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	29.1	28.2
Deferred income tax expense	47.9	41.2
Other	(22.7)	(8.8)
Net change in assets and liabilities	(26.9)	18.8

Net cash provided by operating activities	214.0	228.0

Cash flows from investing activities:
Purchases of property, equipment and information systems, net	(25.1)	(41.3)
Net purhases of available for sale investments	(186.3)	117.4

Net cash (used in) provided by investing activities	(211.4)	76.1

Cash flows from financing activities:
Decrease in capital lease obligations	(3.2)	1.6

Net cash (used in) provided by financing activities	(3.2)	1.6

Net change in cash and cash equivalents	(0.6)	305.7
Cash and cash equivalents at beginning of period	697.5	487.4

Cash and cash equivalents at end of period	$696.9	$793.1

Supplemental disclosure:
Income taxes paid	$60.9	$60.2

EXHIBIT F

WellChoice, Inc.

Segment Operating Results

	Three Months Ended September 30,
($ in millions)	2004	2003
Commercial Managed Care:
Total revenue	$1,226.1	$1,111.6
Income before income taxes	87.7	56.5
Medical loss ratio (1):
Commercial managed care total	86.1%	86.6%
Commercial managed care, excluding New York City and New York State PPO (2)	82.3%	83.0%
Administrative expense ratio	13.7%	15.0%

Other Insurance Products and Services:
Total revenue	$224.9	$227.7
Income before income taxes	12.1	31.0
Medical loss ratio (1)	84.9%	71.9%
Administrative expense ratio (3)	28.2%	29.7%

(1)	Medical loss ratio represents cost of benefits provided as a percentage of premiums earned.
(2)	We present commercial managed care medical loss ratio, excluding New York City and New York State PPO, because these accounts differ from our standard PPO product in that they are hospital-only accounts which have lower premiums relative to claim expense than accounts with full medical and hospital coverage. The lower premiums and the size of these accounts distort our performance when the total medical loss ratio is presented.
(3)	Administrative expense ratio represents administrative expenses as a percentage of premiums earned and administrative service fees.

EXHIBIT G

WellChoice, Inc.

Segment Operating Results

	Nine Months Ended September 30,
($ in millions, except earnings per share)	2004	2003
Commercial Managed Care:
Total revenue	$3,666.2	$3,284.8
Income before income taxes	253.1	208.4
Medical loss ratio (1):
Commercial managed care total	86.5%	86.1%
Commercial managed care, excluding New York City and New York State PPO (2)	82.7%	82.4%
Administrative expense ratio	13.4%	14.2%

Other Insurance Products and Services:
Total revenue	$673.4	$721.1
Income before income taxes	38.1	47.5
Medical loss ratio (1)	83.7%	81.1%
Administrative expense ratio (3)	28.6%	28.0%

(1)	Medical loss ratio represents cost of benefits provided as a percentage of premiums earned.
(2)	We present commercial managed care medical loss ratio, excluding New York City and New York State PPO, because these accounts differ from our standard PPO product in that they are hospital-only accounts which have lower premiums relative to claim expense than accounts with full medical and hospital coverage. The lower premiums and the size of these accounts distort our performance when the total medical loss ratio is presented.
(3)	Administrative expense ratio represents administrative expenses as a percentage of premiums earned and administrative service fees.